Exhibit 99.1

Snap Interactive, Inc. Announces Business Highlights for the Quarter and Year Ended December 31, 2014

* Fourth Quarter Revenues Increased 12% Year-Over-Year

* Second Consecutive Quarter of Positive Operating Cash Flow

* Increased Active Subscriber Count by 30% in 2014

* “The Grade” iPhone App Debuts as First Expansion in the Company’s New Portfolio Strategy

NEW YORK, Jan. 14, 2015 /PRNewswire/ -- Snap Interactive, Inc. ("SNAP" or the "Company") (OTCQB: STVI), a leading online dating provider and owner of AYI.com, today announced business highlights for the quarter and year ended December 31, 2014.

Highlights:

●	Cash and cash equivalents totaled approximately $1.1 million at December 31, 2014 (unaudited), reflecting $0.2 million of positive cash flow from operations in the quarter ended December 31, 2014;
●	On a year-over-year basis, total revenues for the fourth quarter of 2014 increased 12% to approximately $3.37 million (unaudited) as compared to $3.0 million during the same period in 2013;
●	Total revenues for the year ended December 31, 2014 increased 8% to $13.6 million as compared to $12.6 million for the year ended December 31, 2013;
●	As of December 31, 2014, AYI.com had approximately 100,700 active subscribers, which was approximately 30% growth in subscribers as compared to the number of subscribers as of December 31, 2013 and was the fifth consecutive quarterly increase in active subscribers;
●	New subscription transactions for the year ended December 31, 2014 increased 30% as compared to the year ended 2013;
●	During the fourth quarter of 2014, new subscription transactions for AYI.com increased 18% as compared to the fourth quarter of 2013; and
●	Since its launch in November, our newest mobile application, The Grade, has gained recognition in several top-tier news outlets and publications, including Time.com, The New York Post, Fortune.com, ABC News and Business Insider.

Management Commentary

Snap’s objectives for 2014 included three key initiatives: 1) achieving capital efficient growth; 2) reducing overhead to generate positive cash flow from operations in the third and fourth quarters; and 3) developing a new mobile application as part of a growing portfolio of dating and social applications. The Company accomplished all three of these objectives.

SNAP's Chief Executive Officer, Clifford Lerner, commented, "We were very pleased to have achieved our objectives for 2014. Ending the year as we did with the 12% quarterly year-over-year topline revenue growth demonstrates the building momentum in our business, as does the 30% gain in active subscribers we experienced over the course of the year. The continued positive cash flow generation of the Company also shows that our lean operations and efficient marketing model is working, and the business today is an exciting platform for growth.”

Mr. Lerner continued, "Another important milestone for the Company is the launch of The Grade, our new mobile application and first product introduction in over three years. The Grade aims to create a better dating community by holding users accountable for their behavior using a proprietary algorithm that assigns users letter grades ranging from "A+" to "F". Objectionable or unresponsive daters get bad grades, warnings or expulsions, in order to reduce or eliminate the bad behavior we’re seeing in other popular mobile dating applications.  We’ve received a strong reception in the press, and the concept seems to be resonating with users."

SNAP's Chief Operating Officer, Alex Harrington, added "One more reason we are excited about the launch of The Grade is that it represents the first product introduced in SNAP’s portfolio strategy. The Company sees an attractive growth opportunity in providing a portfolio of applications in the dating and social arena, leveraging SNAP managerial expertise, technical infrastructure and user community across a broader range of offerings. Mobile is such a large area of growth for the industry, and it was clear that a mobile first application was the right place to start. In the coming year we intend to expand our product array further, both to enrich the monetization of our existing audience and to broaden our reach to untapped user communities.”

About Snap Interactive, Inc.

Snap Interactive, Inc. develops, owns and operates dating applications for social networking websites and mobile platforms. SNAP's flagship brand, AYI.com is a multi-platform online dating site with over one million monthly active users.  The Grade is a mobile dating application catering to high quality singles.  For more information, please visit http://www.snap-interactive.com/.

The contents of our websites are not part of this press release, and you should not consider the contents of these websites in making an investment decision with respect to our common stock.

Facebook® is a registered trademark of Facebook Inc. iPhone® is a registered trademark of Apple Inc. Android® is a registered trademark of Google Inc. The Grade is a trademark and AYI.com® is a registered trademark of Snap Interactive, Inc.

IR Contact:

IR@snap-interactive.com

PR Contact:

Adam Handelsman

adam@specopscomm.com

212-518-7721

Forward-Looking Statements

This press release contains “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates, forecasts and assumptions and are subject to risks and uncertainties. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “goal,” “intend,” “plan,” “project,” “seek,” “target,” and variations of such words and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to certain risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed by the forward-looking statements, including, but not limited to, the following: general economic, industry and market sector conditions; the Company’s future growth and the ability to obtain additional financing to implement the Company’s growth strategy; the ability to achieve break-even cash flow; the ability to increase or recognize revenue, decrease expenses and increase the number of active subscribers or new subscription transactions; the ability to anticipate and respond to changing user and industry trends and preferences; the ability to implement new applications in the Company’s portfolio strategy; the intense competition in the online dating marketplace; and circumstances that could disrupt the functioning of the Company’s applications and websites. In evaluating these statements, you should carefully consider these risks and uncertainties and those described under the headings “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other Securities and Exchange Commission filings.

All forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement was made, except to the extent required by applicable securities laws.